Exhibit 99.1

Tuesday, February 3, 2015

INVESTORS:

Lisa A. Indest

CAO & Senior VP, Finance

614.887.5844

lisa.indest@wpglimcher.com

WP Glimcher Announces Annual Shareholder Meeting

COLUMBUS, OH — February 3, 2015 - Washington Prime Group Inc. (NYSE: WPG) announced today that its 2015 annual meeting of shareholders (the “2015 Annual Meeting”) has been scheduled for May 21, 2015. The Board of Directors of WP Glimcher has fixed the close of business on March 27, 2015 as the record date for the 2015 Annual Meeting.

Rule 14a-8 Shareholder Proposal Deadline.  Because the 2015 Annual Meeting is WP Glimcher’s first annual meeting as a public company, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, shareholders who wish to have a proposal considered for inclusion in WP Glimcher’s proxy materials for the 2015 Annual Meeting must ensure that such proposal is received by WP Glimcher no later than the close of business on Friday, February 27, 2015, which WP Glimcher believes is a reasonable time before it expects to begin to print and send its proxy materials to its shareholders.  Any such proposals must be received by such deadline by WP Glimcher’s Secretary at Washington Prime Group Inc., 180 East Broad Street, Columbus, Ohio 43215, and otherwise comply with all other requirements of Rule 14a-8.

Amended and Restated Bylaws Advance Notice Deadline.  In accordance with the requirements for advance notice in WP Glimcher’s amended and restated bylaws, for director nominations or other business to be brought before the 2015 Annual Meeting by a shareholder, written notice must be received no later than the close of business on February 13, 2015 by WP Glimcher’s Secretary at Washington Prime Group Inc., 180 East Broad Street, Columbus, Ohio 43215.  Any such notice must comply with and contain all of the information required by WP Glimcher’s amended and restated bylaws.  The shareholder or the shareholder’s director nominee, as applicable, must also timely furnish all other information required under WP Glimcher’s amended and restated bylaws. A copy of WP Glimcher’s amended and restated bylaws is filed as Exhibit 3.2 to WP Glimcher’s Form 8-K filed with the Securities and Exchange Commission on January 22, 2015.

Additional information concerning the 2015 Annual Meeting will be included in WP Glimcher’s 2015 Annual Meeting proxy statement, which will be filed with the SEC and mailed to WP Glimcher’s common shareholders.

About WP Glimcher

WP Glimcher (NYSE: WPG) is a retail REIT and a recognized leader in the ownership, management, acquisition and development of retail properties, including mixed use, open-air and enclosed regional malls as well as community centers.  WP Glimcher owns and manages 119 shopping centers totaling more than 68 million square feet diversified by size, geography and tenancy.  WP Glimcher combines a national real estate portfolio with an investment grade balance sheet and plans to leverage its expertise across the entire shopping center sector to increase cash flow through rigorous asset management of existing assets.  WP Glimcher is the d/b/a for Washington Prime Group Inc.

Visit WP Glimcher at:  www.wpglimcher.com